SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                                  VENTAS, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    92276F100
             -------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92276F100                    13G                     Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CRAMER ROSENTHAL MCGLYNN, LLC
       IRS ID# 13-3156718

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       INCORPORATED IN THE STATE OF NEW YORK


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES             0
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             6,651,300
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       6,651,300

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    6,651,300

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     9.722%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                                       IA


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 5 Pages




Item 1.     (a)   Name of Issuer:

                    VENTAS, INC.

            (b)   Address of Issuer's Principal Executive Offices:

                    4360 BROWNSBORO ROAD, STE. 115
                    LOUISVILLE, KY 40207

Item 2.     (a)   Name of Person Filing:

                    CRAMER ROSENTHAL MCGLYNN, LLC

            (b)   Address of Principal Business Office:

                    707 WESTCHESTER AVE, WHITE PLAINS, NY 10604

            (c)   Citizenship:

                      INCORPORATED IN THE STATE OF NEW YORK

            (d)   Title of Class of Securities:

                    COMMON STOCK

            (e)   CUSIP Number:

                    92276F100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                                             Page _4 of 5_ Pages



Item 4.     Ownership.

                                    6,651,300

Item 5.     Ownership of Five Percent or Less of a Class.

                            ONE CLASS OF STOCK 9.722%

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                                 NOT APPLICABLE

Item 8.     Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.     Notice of Dissolution of Group.

                                 NOT APPLICABLE
Item 10.    Certification.

            By signing below we certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.

                                  /s/ MICHAEL MARRONE
                                  VP - DIRECTOR OF OPERATIONS


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 02/12/2001

By: MICHAEL MARRONE
    VP - DIRECTOR OF OPERATIONS